mruszczy: NEED LOGOS!! CREDIT SUISSE STRUCTURED PRODUCTS JULY 2006 Offering Summary(RELATED TO PRELIMINARY PRICING SUPPLEMENT DATED JUNE 19, 2006 TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 24, 2006 TO PROSPECTUS DATED FEBRUARY 21, 2006) Filed Pursuant to Rule 433 Registration No. 333-131970 July 10, 2006 Credit Suisse (USA), Inc. has filed a registration statement (including preliminary prospectus, prospectus supplement and pricing supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read the pricing supplement dated June 19, 2006, prospectus supplement dated February 24, 2006 and prospectus dated February 21, 2006 in that registration statement and the other documents relating to this offering that Credit Suisse (USA), Inc has filed with the SEC for more complete information about Credit Suisse (USA), Inc. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse (USA), Inc., any agent or any dealer participating in this offering will arrange to send you the pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

ProNotes due July 28, 2010 Linked to a Basket of Commodities: Indicative Terms Underlying: Commodity Basket (see page 4) Issuer: Credit Suisse (USA), Inc Trade Date: July 21, 2006 Initial Basket Level: 1.0 Final Basket Level: Closing Level of the Basket on the Valuation Date Valuation Date: July 21, 2010 Maturity Date: July 28, 2010 Cap: Uncapped Downside Participation: 40% of the absolute return Upside Participation: 100% to 120%, to be determined on the trade date Redemption Amount at Maturity: Principal Amount * (1 + Basket Return) Basket Return: See following page for Basket Return   *The indicative terms provided in this document are incomplete and subject to change. The final terms will be determined on the trade date and disclosed in the final pricing supplement.

ProNotes due July 28, 2010 Linked to a Basket of Commodities: Indicative Terms Basket Return: The basket return will be based on the difference between the final basket level and the initial basket level. How the basket return will be calculated depends on whether the final basket level is greater than or less than or equal to the initial basket level:   Basket Level Appreciates:   If the final basket level is greater than the initial basket level, then the basket return will equal:   upside participation * [(final basket level – initial basket level) / initial basket level]   In this case the return on your ProNotes will equal 100% to 120% of the appreciation in the basket level.   Basket Level is Unchanged:   If the final basket level is equal to the initial basket level, then the basket return and the return on your ProNotes will equal zero and on the maturity date you will receive the principal amount of your ProNotes.   Basket Level Depreciates:   If the final basket level is less than the initial basket level, then the basket return will equal:   downside participation * [(initial basket level - final basket level) / initial basket level]   In this case, although the basket level has depreciated, the basket return and the return on your ProNotes will be positive and will represent 40% of the absolute value of the depreciation in the basket level.   *The indicative terms provided in this document are incomplete and subject to change. The final terms will be determined on the trade date and disclosed in the final pricing supplement.

ProNotes due July 28, 2010 Linked to a Basket of Commodities: Hypothetical Redemption Amounts

Hypothetical Redemption Amounts

$10,000

Basket Level at Maturity	Hypothetical Redemption Amount on ProNotes
1.6	$16,600 (66%)
1.4	$14,400 (44%)
1.2	$12,200 (22%)
1.1	$11,100 (11%)
1	$10,000 (0%)
0.9	$10,400 (4%)
0.8	$10,800 (8%)
0.4	$12,400 (24%)
0	$14,000 (40%)

Hypothetical Payoff Diagram



Securities' % Return
66%
40%
0%
-100%
ProNotes
Underlying
0%
60%
Underlying % Return

ProNotes Overview

Advantages:

- **ProNotes** offer uncapped leveraged upside returns.
- **ProNotes** provide investors with positive performance if the underlying depreciates.
- The investment is fully principal protected at maturity.

Disadvantages:

- If the investment is sold prior to maturity, the investment is not fully principal protected so principal loss is possible.
- If the final basket level is equal to the initial basket level, then the return on your ProNotes will equal zero and on the maturity date you will receive only the principal amount of your ProNotes.

The chart and graph of hypothetical returns at maturity set forth above are intended to demonstrate the effect of the principal protection, the upside and the downside participation and assume that the upside participation is 110%, the midpoint of the expected range. The actual upside participation will be determined on the trade date. In the graph the solid line shows the hypothetical percentage return at maturity for an investment in an instrument directly linked to the value of the underlying basket (without such features). The dotted line shows the hypothetical percentage return at maturity for a similar investment in the securities.

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ProNotes due July 28, 2010 Linked to a Basket of Commodities: Commodity Basket

Commodity Basket

i	Commodity i	Weight i
1	Goldman Sachs Agriculture Index	20%
2	NYMEX West Texas Intermediate Crude Oil	15%
3	NYMEX Natural Gas	10%
4	Goldman Sachs Livestock Index	10%
5	LME Aluminum	7%
6	LME Copper	7%
7	LME Nickel	6%
8	Gold	5%
9	LME Lead	5%
10	LME Zinc	5%
11	NYMEX Heating Oil	5%
12	NYMEX RBOB Gasoline	5%

Commodity Straddle ProNotes

The Underlying:

- The underlying basket is a basket of ten industrial, precious metal and energy related commodities and two indices of agricultural commodities. The ten commodities in the underlying basket are Aluminum, Copper, Crude Oil, Gold, Heating Oil, Lead, Natural Gas, Nickel, RBOB Gasoline and Zinc. The Crude Oil, Natural Gas, RBOB Gasoline and Heating Oil commodities in the underlying basket are those for which futures contracts are traded in U.S. dollars on the New York Mercantile Exchange. The Aluminum, Copper, Nickel, Zinc and Lead commodities in the underlying basket are those for which futures and spot contracts are traded on the London Metal Exchange, stated in U.S. dollars. The Gold commodity in the underlying basket is that for which futures and spot contracts are traded on COMEX, stated in U.S. dollars. The two commodity indices in the underlying basket are the GSCI®-ER Livestock Index (the "GSCI®-ER Livestock") and the GSCI®-ER Agricultural Index (the "GSCI®-ER Agricultural"), both published on Reuters, stated in U.S. dollars.

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Certain Risk Considerations A purchase of the securities involves risks. This section summarizes certain of the risks relating to the securities. We urge you to read the following information about these risks, together with the information in the pricing supplement dated June 19, 2006, prospectus supplement dated February 24, 2006 and prospectus dated February 21, 2006 before investing in the securities. The securities do not pay interest. We, the issuer, will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the redemption amount at maturity is based on the appreciation or depreciation of the basket. Even if the redemption amount at maturity is greater than the principal amount, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time. The securities may not pay more than the principal amount at maturity. If the final basket level is equal to the initial basket level, you will receive only the principal amount of your securities at maturity. An investment in the securities is not the same as an investment in the commodities or the commodity indices underlying the basket or a security directly linked to the commodities or the commodity indices.  An investment in the securities does not entitle you to any ownership interest or rights in the underlying commodities, the commodity indices, the commodities underlying such indices or futures contracts on the commodities or commodity indices. In addition, even if one or more of the underlying commodities or commodity indices changes in value, you may not receive a corresponding appreciation in your investment if the final basket level is equal to the initial basket level. If the underlying basket decreases in value, your participation in such a change will be limited to 40% of the change. There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange. We cannot assure you that a secondary market for the securities will develop. Credit Suisse Securities (USA) LLC currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time. If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.  The market value of the securities may be influenced by many factors that are unpredictable, including volatile commodities prices.  Many factors, most of which are beyond our control, will influence the value of the securities and the price at which Credit Suisse Securities (USA) LLC may be willing to purchase or sell the securities in the secondary market, including: The current level of the underlying basket. The prices of commodities comprising the underlying basket. Interest and yield rates in the market. Economic, financial, political and regulatory or judicial events that affect the commodities or commodity indices. Changes in the volatility of the underlying commodities or commodity indices. The time remaining to maturity of the securities. Credit Suisse's creditworthiness. Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of the any change resulting from another factor or factors. There may be potential conflicts of interest. We and our affiliates play a variety of roles in connection with the securities, including acting as underwriter, calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates are potentially adverse to your interests as a security holder.

You may access these documents on the sec web site at www.sec.gov as follows: http://www.sec.gov/Archives/edgar/data/29646/000104746906008580/a2171174z424b2.htm

Additional Information This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. You should read this summary together with the preliminary pricing supplement dated June 19, 2006, prospectus supplement dated February 24, 2006 and prospectus dated February 21, 2006 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Certain Risk Considerations” section herein and the “Risk Factors” section of the pricing supplement, which sets forth a number of risks related to the securities. You may access these documents on the sec web site at www.sec.gov as follows: http://www.sec.gov/Archives/edgar/data/29646/000104746906008580/a2171174z424b2.htm

Index Disclaimer   The securities are not sponsored, endorsed, sold or promoted by Goldman, Sachs & Co. Goldman, Sachs & Co. makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the underlying commodity indices to track agriculture or livestock market performance. Goldman, Sachs & Co.'s only relationship to Credit Suisse, our indirect parent, is the licensing of the GSCI®-ER Livestock Index and the GSCI®-ER Agriculture Index, which are determined, composed and calculated by Goldman, Sachs & Co. without regard to Credit Suisse or the securities. Goldman, Sachs & Co. has no obligation to take the needs of Credit Suisse or the owners of the securities into consideration in determining, composing or calculating the commodity indices. Goldman, Sachs & Co. is not responsible for and has not participated in the determination of the timing, prices, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. Goldman, Sachs & Co. has no obligation or liability in connection with the administration, marketing or trading of the securities.      GOLDMAN, SACHS & CO. ("GOLDMAN") DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE GSCI®-ER LIVESTOCK INDEX OR THE GSCI®-ER AGRICULTURE INDEX OR ANY DATA INCLUDED THEREIN. GOLDMAN MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CREDIT SUISSE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE GSCI®-ER LIVESTOCK INDEX OR THE GSCI®-ER AGRICULTURE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. GOLDMAN MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE GSCI®-ER LIVESTOCK INDEX OR THE GSCI®-ER AGRICULTURE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL GOLDMAN HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.